UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 22, 2009

TRI CITY BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	000-09785	39-1158740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 South 27th Street Oak Creek, Wisconsin (Address of principal executive offices)	53154 (Zip code)

          (414) 761-1610
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.  Entry into a Material Definitive Agreement.

Effective October 23, 2009, Tri City National Bank, a national banking corporation (the “Bank”) and wholly owned subsidiary of Tri City Bankshares Corporation, a Wisconsin corporation (the “Corporation”), acquired substantially all of the assets and assumed substantially all of the liabilities. including the insured and uninsured deposits, of Bank of Elmwood, a Wisconsin state-chartered bank headquartered in Racine, Wisconsin (“Bank of Elmwood”) from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for Bank of Elmwood (the “Acquisition”).  The Acquisition was made pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on October 23, 2009 (the “Agreement”).

Based upon a preliminary closing with the FDIC as of October 23, 2009, the Bank acquired an estimated $283 million in loans, $8 million in investment securities, and $39 million in cash and other assets, and assumed an estimated $243 million in deposits, $1 million in borrowings and $3 million in other liabilities.  The foregoing amounts represent Bank of Elmwood’s book value and do not necessarily reflect the fair value of the assets acquired or the liabilities assumed.  Bank of Elmwood operates five branches in Southeast Wisconsin.

In connection with the Acquisition, the FDIC will make a cash payment to the Bank, subject to a customary post-closing adjustment based upon the final closing date balance sheet for Bank of Elmwood.  The terms of the Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities and assets of Bank of Elmwood or any of its affiliates not assumed or otherwise purchased by the Bank and with respect to claims made by shareholders of Bank of Elmwood’s holding company, Elmwood Financial Corporation.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2009, the Corporation’ board of directors (the “Board”) appointed Frederick R. Klug as Chief Financial Officer of the Corporation effective on October 22, 2009.  Mr. Klug will also serve as Senior Vice President of the Corporation.  Mr. Scott A. Wilson, who had previously served as Chief Financial Officer,  will continue to serve as Executive Vice President, Treasurer and Secretary and a Director of the Corporation, as well as Executive Vice President, Secretary and Treasurer and a member of the Bank’s Board of Directors.

Mr. Klug, age 37, served as Chief Financial Officer of Merchants and Manufacturers Bancorporation from April 2005 through September 2008 and was Vice President and Director of Corporate Finance of Merchants and Manufacturers Bancorporation from February of 2001 through April of 2005.  Since September 2008, Mr. Klug has been an independent consultant to a local financial institution.

There are no arrangements or understandings between Mr. Klug and any other person pursuant to which Mr. Klug was selected as Chief Financial Officer.

There are no family relationships between Mr. Klug and any director or executive officer of the Corporation.

There are no transactions, since the beginning of the Corporation’s last fiscal year, or any currently proposed transaction, in which the Corporation or any of its subsidiaries was or is to be a participant where the amount involved exceeds $120,000, and in which Mr. Klug had or will have a direct or indirect material interest.

There are no material plans, contracts or arrangements (whether or not written) to which Mr. Klug is a party or in which he participates that is entered into or material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with such event.

The Corporation has not and does not anticipate entering into any employment agreement with Mr. Klug.

Item 7.01.  Regulation FD Disclosure.

On October 23, 2009, the Corporation issued a press release announcing the Acquisition.  A copy of this press release has been attached as Exhibit 99.1 to this Current Report and incorporated by reference herein.  On October 23, 2009, the Corporation issued a letter to its shareholders announcing the Acquisition.  A copy of this shareholder letter has been attached as Exhibit 99.2 to this Current Report and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(a)  Financial Statements of Business Acquired.

To the extent that financial statements are required by this Item, such financial statements will be filed in an amendment to this Current Report no later than January 6, 2010.

(b)  Pro Forma Financial Information.

To the extent that pro forma financial information is required by this Item, such information will be filed in an amendment to this Current Report no later than January 6, 2010.

(d)  Exhibits.

Exhibit No.	Description of Exhibit

2.1

Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of the Bank of Elmwood, Racine, Wisconsin, the Federal Deposit Insurance Corporation and Tri City National Bank, dated as of October 23, 2009.

99.1	Press Release, dated October 23, 2009, announcing the Acquisition.

99.2	Shareholder letter, dated October 23, 2009, announcing the Acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 28, 2009

TRI CITY BANKSHARES CORPORATION

By:

/s/ Frederick R. Klug

Frederick R. Klug

Senior Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1

Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of the Bank of Elmwood, Racine, Wisconsin, the Federal Deposit Insurance Corporation and Tri City National Bank, dated as of October 23, 2009.

99.1	Press Release, dated October 23, 2009, announcing the Acquisition.

99.2	Shareholder Letter, dated October 23, 2009, announcing the Acquisition.